                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12

                          GLOBESPAN, INC.
      -----------------------------------------------------------------------
                   (Name of Registrant as Specified In Charter)

      -----------------------------------------------------------------------
                  (Name of Person(s) Filing the Proxy Statement,
                           if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount previously paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
           (3)  Filing party:
           (4)  Date filed:

                                [GlobeSpan Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of GlobeSpan, Inc., a Delaware corporation ("GlobeSpan" or the "Company"), will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on the 13th day of June, 2000, at 10 a.m. (local time), for the following purposes:

     1. to elect eight directors;

     2. to approve the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share;

     3. to ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for the year 2000; and

     4. to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    All stockholders of the Company are cordially invited to attend. The board of directors has fixed the close of business on April 19, 2000 as the record date for the determination of the stockholders of the Company entitled to notice and to vote at the Annual Meeting. Each share of the Company's common stock is entitled to one vote on all matters presented at the Annual Meeting. The Company will make available an alphabetical list of stockholders entitled to vote at the Annual Meeting for examination by any stockholder during ordinary business hours, before the Annual Meeting, at the Company's offices or, on the date of the Annual Meeting, at the Annual Meeting.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED REPLY ENVELOPE. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors
                                          Richard Gottuso
                                          CORPORATE SECRETARY

May 1, 2000

                                PROXY STATEMENT

GENERAL

    This Proxy Statement is furnished in connection with the solicitation by the board of directors of GlobeSpan, Inc., a Delaware corporation ("GlobeSpan" or the "Company"), of proxies for use at the 2000 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Tuesday, June 13, 2000 at 10 a.m. (local time), and at any adjournment of the Annual Meeting. The Company's mailing address is 100 Schulz Drive, Red Bank, New Jersey 07701. This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about May 1, 2000.

    Only stockholders of record at the close of business on April 19, 2000 (the "Record Date") will be entitled to receive notice of and to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting. On the Record Date, there were 63,474,032 shares of common stock outstanding.

    At the Annual Meeting, stockholders of the Company will vote to:

    (1) elect as directors the nominees named below;

    (2) vote to approve the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock;

    (3) vote on the ratification of the selection by the board of directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the year 2000; and

    (4) upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

VOTE REQUIRED

    Votes at the Annual Meeting will be tabulated by inspectors of election appointed by the Company. Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, as a general rule, brokers may vote these shares in their discretion. However, brokers are precluded from exercising their voting discretion on certain types of proposals and, absent specific instructions from the beneficial owner in such cases, brokers may not vote on those proposals. This results in what is known as a "broker non-vote" on such proposals.

    Election of directors will be determined by a plurality vote of the shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes "withheld" from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on the election of directors.

    Approval of the amendment to the Company's Amended and Restated Certificate of Incorporation requires the favorable vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting. Brokers do not have discretionary authority to vote on this item and abstentions and broker non-votes will have the effect of a negative vote.

    Passage of the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the year 2000 requires the approval of a majority of the votes cast on this proposal. Abstentions as to this proposal will not count as votes cast for or against this proposal and will not be included in calculating the number of votes necessary for approval of this proposal. Brokers have discretionary authority to vote on this proposal.

    All other matters will be determined by the vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

    Each stockholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that shares owned thereby are voted at the Annual Meeting.

    Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted FOR the nominees for election as directors named below, FOR the amendment to the Company's Amended and Restated Certificate of Incorporation, FOR the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company, and, in the discretion of the proxy holders, on any other matters that properly come before the Annual Meeting.

REVOCATION OF PROXIES

    Any Stockholder may revoke a proxy at any time before such proxy is voted. Proxies may be revoked by:

    - delivering to the Secretary of the Company a written notice of revocation bearing a date later than the date of the proxy;

    - duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company; or

    - attending the Annual Meeting and stating to the Secretary of the Company an intention to vote in person and so voting.

    Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequent proxy or written notice of revocation of a proxy should be delivered to GlobeSpan, Inc., 100 Schulz Drive, Red Bank, New Jersey 07701, Attention: Richard Gottuso, Secretary.

SOLICITATION PROCEDURES

    The Company will bear all costs of soliciting proxies in the accompanying form. Solicitation will be made by mail, and officers and regular employees of the Company may also solicit proxies by telephone, facsimile or personal interview. In addition, the Company expects to request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and the Company will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.

                           COMMON STOCK OWNERSHIP OF
                     MANAGEMENT AND OTHER BENEFICIAL OWNERS

    The table below sets forth information regarding the beneficial ownership of GlobeSpan's common stock as of April 19, 2000, by (1) each person or entity who is known by GlobeSpan to own beneficially more than 5% of GlobeSpan's outstanding stock; (2) each executive officer of the Company named in the Summary Compensation Table on page 13; and (3) all directors and executive officers as a group.

    Applicable percentage ownership in the following table is based on 63,474,032 shares of common stock outstanding as of April 19, 2000. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire GlobeSpan's capital stock that are presently outstanding or granted in the future or reserved for future issuance under GlobeSpan's stock plans, there will be further dilution to new public investors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of the Company's common stock subject to options or conversion rights that are presently exercisable or exercisable within 60 days of April 19, 2000 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

BENEFICIAL OWNER                                              NUMBER OF SHARES   PERCENT OF CLASS
----------------                                              ----------------   ----------------
Entities Associated with Texas Pacific Group(1).............       25,159,734          39.6%
PairGain Technologies, Inc.(2)..............................        3,243,591           5.1
Barbara Connor(3)...........................................           30,000             *
James Coulter(4)............................................       25,159,734          39.6
Dipanjan Deb................................................               --            --
Thomas Epley(5).............................................        1,278,408           2.0
Federico Faggin(6)..........................................           60,177             *
Keith Geeslin(7)............................................          620,637           1.0
David Stanton...............................................               --            --
Armando Geday(8)............................................        2,010,228           3.1
Robert McMullan(9)..........................................          566,325             *
Nicholas Aretakis(10).......................................          545,013             *
Thomas Sennhauser...........................................          381,324             *
All directors and executive officers as a group
  (11 persons)(11)..........................................       30,651,846          47.6

------------------------

*   Indicates less than 1%.

(1) Consists of 342,585 shares held by Communication GenPar, Inc., 22,696,326 shares held by TPG Partners, L.P., 45,000 stock options issued under the 1999 Director Stock Option Plan granted to TPG affiliated directors, and 2,075,823 shares held by TPG Parallel I, L.P. TPG Partners, L.P. and TPG Parallel I, L.P., affiliates of Texas Pacific Group, are shareholders in Communication GenPar, Inc. James Coulter, one of the Company's directors, are partners of the general partner of the Texas Pacific Group entities. The address of Texas Pacific Group is 201 Main Street, Suite 2420, Fort Worth, Texas 76102.

(2) The address of PairGain Technologies, Inc. is 14402 Franklin Avenue, Tustin, California 92780.

(3) Includes 30,000 shares subject to options which are exercisable within 60 days of April 19, 2000.

(4) Includes 25,159,734 shares held by entities associated with the Texas Pacific Group. Mr. Coulter is a partner of the general partner of the Texas Pacific Group entities, and, as such, he may be deemed to have voting and dispositive power over the Texas Pacific Group shares. However,

    Mr. Coulter disclaims beneficial ownership of the Texas Pacific Group shares except to the extent of his pecuniary interest therein.

(5) Includes 555,192 shares held by Thomas E. Epley Trust, 236,541 shares held by Anderson Epley Family Trust, 20,460 shares held by Jacqueline Epley Trust, 20,460 shares held by Thomas Epley, Jr. Trust and 430,755 shares held and 15,000 shares subject to options exercisable within 60 days by Mr. Epley individually.

(6) Includes 30,000 shares subject to options which are exercisable within 60 days of April 19, 2000.

(7) Includes 86,136 shares held by DLJ Capital Corporation, 12,039 shares held by The Sprout CEO Fund, L.P., 430,722 shares held by DLJ First ESC, L.L.C. and 76,740 shares held and 15,000 shares subject to options exercisable within 60 days by Mr. Geeslin. Mr. Geeslin is a Divisional Senior Vice President of DLJ Capital Corporation, the managing general partner of The Sprout CEO Fund, L.P. DLJ First ESC L.L.C. is an affiliate of DLJ Capital Corporation. As such, he may be deemed to have voting and dispositive power over the shares held by entities associated with these entities. However, Mr. Geeslin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8) Includes 480,048 shares subject to options which are exercisable within 60 days of April 19, 2000.

(9) Includes 150,000 shares subject to options which are exercisable within 60 days of April 19, 2000.

(10) Includes 150,000 shares subject to options which are exercisable within 60 days of April 19, 2000.

(11) Includes 915,048 shares subject to options which are exercisable within 60 days of April 19, 2000.

    ITEM 1. ELECTION OF DIRECTORS

    Eight persons have been nominated for election as directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified, and it is anticipated that each nominee will be candidates when the election is held. However, if for any reason a nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Company (except proxies marked to the contrary).

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OR THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THE NOMINEES NAMED BELOW.

NOMINEES AND EXECUTIVE OFFICERS

    Set forth below are the names of each nominee for the office of director and each other executive officer of the Company, such person's age, the year such person was elected a director of the Company, if any, and such person's principal occupation, other business experience during the last five years, and other directorships in publicly-held corporations:

    NOMINEES

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
                                                       President, Chief Executive Officer and
Armando Geday(1)..........................     38      Director
Barbra Connor(2)..........................     48      Director
James Coulter(1)(3).......................     39      Director
Dipanjan Deb(1)(2)........................     29      Director
Thomas Epley(1)(3)........................     58      Director
Federico Faggin(3)........................     57      Director
Keith Geeslin(2)..........................     46      Director
David Stanton(3)..........................     36      Director

------------------------

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

    ARMANDO GEDAY has served as President and Chief Executive Officer of GlobeSpan since April 1997 and as a director of GlobeSpan since April 1997. From June 1986 to March 1997, Mr. Geday was Vice President and General Manager of the Multimedia Communications Division of Rockwell Semiconductor Systems, a developer and manufacturer of semiconductor systems. Prior to June 1986, Mr. Geday held several other marketing and general management positions at Rockwell. Prior to Rockwell, Mr. Geday was product marketing manager at Harris Semiconductor. Mr. Geday received a B.S. in Electrical Engineering from the Florida Institute of Technology.

    BARBARA CONNOR has served as a director of GlobeSpan since May 1999. Since 1973, Ms. Connor has held various positions in Bell Atlantic Corporation, a telecommunications company, including Treasurer and Controller. Since 1995, Ms. Connor has served as President of Bell Atlantic Federal Systems, where she oversees Bell Atlantic's sales and servicing activities to the Federal Government in the continental United States, Puerto Rico and Europe. Ms. Connor received a B.A. in economics from Immaculata College, an M.A. in economics and statistics from the University of Notre Dame and an M.B.A. in finance from Rider University.

    JAMES COULTER has served as a director of GlobeSpan since May 1998.
Mr. Coulter has served as a managing partner of Texas Pacific Group, an investment firm, since 1992. Mr. Coulter currently serves as a director of America West Holdings Corp., Beringer Wine Estates Holdings, Inc., Northwest Airlines, Inc., Oxford Health Plans Inc. and several privately held companies. Mr. Coulter received a B.A. in Business from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

    DIPANJAN DEB has served as a director of GlobeSpan since March 1999.
Mr. Deb has been a partner of Francisco Partners since August 1999. From November 1998 until August 1999, Mr. Deb was employed by Texas Pacific Group, an investment firm, where he was responsible for technology-related investments. From August 1991 to June 1994, Mr. Deb was employed at BancBoston Robertson Stephens, an investment bank. Mr. Deb rejoined BancBoston Robertson Stephens in June 1996 and served as their Director of Semiconductor Banking until October 1998. Prior to rejoining BancBoston Robertson Stephens in 1996, Mr. Deb worked as a management consultant at McKinsey & Company, a consulting firm.
Mr. Deb received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business.

    THOMAS EPLEY has served as a director of GlobeSpan since August 1996 and as Chairman of the Board from August 1996 to March 1999. Mr. Epley has also served as President of Paradyne Credit Corporation, a related party of GlobeSpan, since August 1996. Mr. Epley was the CEO and President of GlobeSpan from August 1996 to April 1997 and the President and CEO of Paradyne Networks, Inc., a developer and manufacturer of telecommunications products and a related party of GlobeSpan, from August 1996 to April 1997. From May 1991 to April 1996,
Mr. Epley was the CEO of Technicolor, an entertainment media company. Mr. Epley currently serves as Chairman of Paradyne Networks, Inc., as Chairman of Solus Inc., a microelectrical and mechanical systems company, and as Chairman and CEO of IAM.com. Mr. Epley received a B.S. in Mechanical Engineering from the University of Cincinnati and an M.B.A. from Northwestern University.

    FEDERICO FAGGIN has served as a director of GlobeSpan since May 1999.
Mr. Faggin is the Chairman of the board of directors and a director of Synaptics, Inc., a computer peripheral and software company he co-founded in 1986. Mr. Faggin currently serves as a director of Integrated Device Technologies, Inc., a semiconductor company, and several privately held companies. Mr. Faggin received a Doctorate in Physics from the University of Padua, Italy, and holds an honorary doctor degree in Computer Science from the University of Milan, Italy.

    KEITH GEESLIN has served as a director of GlobeSpan since August 1996.
Mr. Geeslin is a General Partner of The Sprout Group, a venture capital firm, where he has been employed since July 1984. In addition, he is a general or limited partner of a series of investment funds associated with The Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Donaldson, Lufkin & Jenrette. Mr. Geeslin is a director of Paradyne
Networks, Inc., a related party of GlobeSpan, SDL, Inc., Rhythms
NetConnections Inc. and several privately held companies. Mr. Geeslin received a B.S.E.E. degree from Stanford University, an M.A. degree in Philosophy, Politics and Economics from Oxford and an M.S. degree in Engineering and Economic Systems from Stanford University.

    DAVID STANTON has served as a director of GlobeSpan since June 1996.
Mr. Stanton has been a partner of Francisco Partners since August 1999. From 1994 until August 1999, Mr. Stanton was a partner of Texas Pacific Group, an investment firm. Prior to joining Texas Pacific Group, Mr. Stanton was a venture capitalist with Trinity Ventures, where he specialized in information technology, software and telecommunications investing. Mr. Stanton currently serves as a director of Denbury Resources, Inc., Paradyne Networks, Inc., a related party of GlobeSpan, and several private companies. Mr. Stanton received a B.S. in Chemical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

    OTHER EXECUTIVE OFFICERS

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Robert McMullan...........................     45      Chief Financial Officer, Vice President
                                                       and Treasurer
Thomas Sennhauser.........................     45      Chief Operating Officer
Nicholas Aretakis.........................     38      Vice President, Worldwide Sales

    ROBERT MCMULLAN has served as Chief Financial Officer of GlobeSpan since July 1998. From November 1990 to March 1998, Mr. McMullan was employed by The BISYS Group, Inc., an outsourcer to the financial services industry, where he served as Executive Vice President and Chief Financial Officer. Mr. McMullan received a B.A. in Business Administration from St. Michael's College.

    THOMAS SENNHAUSER has served as Chief Operating Officer of GlobeSpan since June 1998. From November 1993 to May 1998, Mr. Sennhauser was at Siemens Microelectronics, Inc., a semiconductor company, where he was Vice President of Signal Processing Integrated Circuits. From 1990 to 1992, Mr. Sennhauser was Managing Director of the largest foreign subsidiary of Societe Suisse de Microelectronique et Horlogerie, and from 1980 to 1989, worked at Intel Corporation, a developer and manufacturer of semiconductor systems, in various marketing and manufacturing positions. Mr. Sennhauser received Masters degrees in International Management from the American Graduate School of International Management and in Electrical Engineering from the Swiss Federal Institute of Technology, Zurich, Switzerland.

    NICHOLAS ARETAKIS has served as Vice President, Worldwide Sales of GlobeSpan since May 1998. From July 1994 to April 1998, Mr. Aretakis served as Vice President of Marketing and Sales at ESS Technology, Inc., a developer of audio, digital video and modem/fax communication semiconductors and software products for the personal computing industry. Prior to joining ESS Technology Inc., Mr. Aretakis held senior sales and marketing positions at SEEQ
Technology, Inc., a developer of LAN and memory semiconductors and software, and Microchip Technology, a manufacturer of RISC-based microcontrollers and specialized memory products. Mr. Aretakis received a B.A. in Mathematics from Hobart College and a B.S. in Electrical Engineering from Columbia University.

COMMITTEES OF THE BOARD OF DIRECTORS

    During the 1999 fiscal year, the board of directors of the Company held seven meetings. The only standing committees of the board of directors are the Executive Committee, the Audit Committee and the Compensation Committee.

    EXECUTIVE COMMITTEE. The board of directors has created an Executive Committee consisting of Messrs. Coulter, Deb, Epley and Geday. The Executive Committee is authorized to act with respect to all matters arising before the board, except for matters which require stockholder approval or where prohibited by Delaware law, including a sale of the Company. The Executive Committee held six meetings in 1999.

    COMPENSATION COMMITTEE. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to the executive officers and directors of GlobeSpan and its subsidiaries, including stock compensation and loans. In addition, the Compensation Committee reviews and makes recommendations on stock compensation arrangements for all employees of GlobeSpan. As part of the foregoing, the Compensation Committee also administers the 1999 Equity Incentive Plan, the 1999 Supplemental Stock Option Plan and Employee Stock Purchase Plan. The current members of the Compensation Committee are Messrs. Coulter, Epley, Faggin and Stanton. The Compensation Committee held nine meetings in 1999.

    AUDIT COMMITTEE. The Audit Committee of the board of directors reviews and monitors the corporate financial reporting and the internal and external audits of GlobeSpan, including, among other things, the Company's internal audit and control functions, the results and scope of the annual audit and other services provided by the Company's independent auditors and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The Audit Committee also consults with the Company's management and independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with the Company's independent auditors. The current members of the Audit Committee are Ms. Connor and Messrs. Deb and Geeslin. The Audit Committee held four meetings in 1999.

COMPENSATION OF DIRECTORS

    Directors of GlobeSpan who are not employees receive $1,500 for participation in meetings of the board of directors. Non-employee directors of GlobeSpan who also serve on either the Compensation or the Audit Committees receive $750 for participation in the committee meetings. We also reimburse our directors for out-of-pocket expenses incurred by them in their capacity as a directory.

    In addition, the 1999 Director Stock Plan grants to each non-employee director an option to purchase 30,000 shares of common stock on the date on which he or she is initially elected or appointed to the board; and another option to purchase 15,000 shares of common stock at each of the first two annual stockholders' meetings in the calendar years following the year in which he or she initially became a board member. However, a new director will not receive an option to purchase 15,000 shares of common stock if he or she resigns at that annual stockholders' meeting. At each annual stockholders' meeting following the annual meeting during which each non-employee director received the second option to purchase 15,000 shares of common stock, the 1999 Director Stock Plan grants to each continuing director an option to purchase 7,500 shares of common stock. Each initial option becomes exercisable and vested as to 50% of the shares immediately and as to 50% upon the director's completion of 12 months of service during which he or she attended at least 75% of the board meetings. Each subsequent option will be fully vested at grant. If elected, Ms. Connor and Messrs. Coulter, Deb, Faggin, Geeslin and Stanton will be non-employee directors.

                              CERTAIN TRANSACTIONS

    Current members of our board of directors and the executive committee, Messrs. Epley, Geeslin and Stanton, are directors of both GlobeSpan and Paradyne Corporation.

    During the years ended December 31, 1999, 1998, and 1997, the Company recorded product sales of approximately $3,224,000, $962,000 and $373,000, respectively, related to goods sold to Paradyne Corporation. Receivables related to such product sales as of December 31, 1999 and 1998 amounted to approximately $146,000 and $73,000, respectively. Sales reflect, through June 30, 1998, a discount, equal to cost plus 15%, provided to Paradyne pursuant to a Cooperative Development Agreement. In July 1998, the Company revised its discounted pricing arrangement with Paradyne which had existed under the Cooperative Development Agreement. Paradyne agreed to modify the pricing terms such that Paradyne purchased products from the Company at preferential prices. In exchange, the Company agreed to pay a 1.25% fee based on net revenues up to an aggregate amount of $1,500,000. In March 1999, the Company and Paradyne agreed to terminate the Cooperative Development Agreement. In connection with such termination agreement, the Company agreed to pay Paradyne an aggregate of $1,500,000, less the amounts previously paid of approximately $300,000 (or approximately $1,200,000) to terminate the July discount pricing arrangement with Paradyne Corporation. Such payment was made in 1999 and has been charged to cost of sales.

    In addition, GlobeSpan and Paradyne Corporation as part of the Termination Agreement affirmed that the earlier technology license provisions of the Cooperative Development Agreement were never implemented. In conjunction with the signing of the Termination Agreement, GlobeSpan and Paradyne Corporation also entered into a four-year Supply Agreement which gave Paradyne Corporation preferential pricing and other terms in connection with the sale by GlobeSpan of products to Paradyne Corporation. Under the terms of the Supply Agreement, GlobeSpan is required to honor Paradyne Corporation's orders for GlobeSpan's products in quantities at least consistent with Paradyne Corporation's past ordering practices and must afford Paradyne Corporation at least the same priority for Paradyne Corporation's orders as GlobeSpan affords its other similarly situated customers. GlobeSpan also granted Paradyne Corporation a standard customer immunity under GlobeSpan's intellectual property rights with respect to any of Paradyne Corporation's products which incorporate GlobeSpan's products.

    In 1998 and 1997, Paradyne provided operating, management and other administrative services for the Company pursuant to an Intercompany Services Agreement. Paradyne charged the Company for the cost of such services, without markup, in accordance with the Intercompany Services Agreement, which amounted to approximately $231,000 and $155,000 for the years ended December 31, 1998 and 1997, respectively. In the opinion of management, the method of allocation was reasonable.

    In fiscal 1997, the Company purchased fixed assets from Paradyne approximating $350,000. In February and December 1998, the Company purchased fixed assets from Paradyne for an aggregate cost of $1,442,000. These assets were sold at their net book value since the transaction involved entities under common control.

    In 1997, the Company paid Paradyne approximately $194,000 as a reimbursement for their cost of chip sets purchased on GlobeSpan's behalf. These payments were equal to the amount paid by Paradyne for the initial purchase of the inventory.

    In December 1997 and September 1998, the Company purchased from Paradyne certain GlobSpan chip sets which it held in its inventory in the amounts of approximately $98,000 and $29,000, respectively. GlobeSpan purchased these chip sets for resale to other customers.

    In December 1998, the Company subleased additional office space from Paradyne. In connection therewith, the Company reimbursed approximately $392,000 of Paradyne's moving expenses, the cost of which is included in operating expenses for the year ended December 31, 1998.

    Prior to 1999, we participated in a 401(i) plan covering substantially all employees which is maintained by Paradyne Corporation. In 1999, we adopted our own 401(i) plan for our employees. Contributions paid by Paradyne Corporation on behalf of us amounted to approximately $242,000 for the year ended December 31, 1999. All payments made by Paradyne Corporation on behalf of us have been reimbursed to Paradyne Corporation. Contributions to our 401(k) plan amounted to approximately $540,000 for the year ended December 31, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission in the fiscal year ended December 31, 1999 were timely filed.

                             EXECUTIVE COMPENSATION

    The following table sets forth compensation information for the fiscal years ended December 31, 1998 and 1999 paid by the Company for services by GlobeSpan's Chief Executive Officer and GlobeSpan's other executive officers whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                               ANNUAL COMPENSATION          SECURITIES
                                          ------------------------------    UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITION           YEAR      SALARY     BONUS       OPTIONS      COMPENSATION
----------------------------------------  --------   --------   --------   ------------   ------------
Armando Geday...........................    1999     $225,173   $475,000      480,048        $  405
President and Chief Executive Officer       1998      215,004    330,000           --            --

Thomas Sennhauser(a)....................    1999      153,436    110,000       69,999           253
Chief Operating Officer                     1998       80,780    110,000      233,325        37,996(b)

Robert McMullan(c)......................    1999      153,436    225,000      240,000         5,198
Chief Financial Officer, Vice President     1998       80,780    100,000      233,325            --
and Treasurer

Nicholas Aretakis(d)....................    1999      153,436    130,000      219,999         3,094
Vice President, Worldwide Sales             1998       80,000    100,000       77,775            --

------------------------

(a) Mr. Sennhauser started employment with the Company in June 1998.

(b) Represents reimbursed relocation expenses.

(c) Mr. McMullan started employment with the Company in July 1998.

(d) Mr. Aretakis started employment with the Company in May 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999 to each of the Named Executive Officers. No stock appreciation rights were granted to these individuals during such year.

                                                  INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE VALUE
                                   -----------------------------------------------     AT ASSUMED ANNUAL RATES
                                   NUMBER OF    % OF TOTAL                                 OF STOCK PRICE
                                   SECURITIES    OPTIONS                               APPRECIATION FOR OPTION
                                   UNDERLYING   GRANTED TO                                     TERM(D)
                                    OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   ---------------------------
              NAME                 GRANTED(A)   IN 1999(B)   PRICE(C)      DATE           5%            10%
---------------------------------  ----------   ----------   --------   ----------   ------------   ------------
Armando Geday....................        48         0.0%      $ 3.33     11/03/09     $     101      $     255
                                    180,000         3.1         3.33     06/06/09       376,956        955,289
                                    300,000         5.2        17.69     10/13/09     3,337,560      8,457,990

Thomas Sennhauser................    69,999         1.2         3.33     05/17/09       146,592        371,496

Nicholas Aretakis................    69,999         1.2         3.33     05/17/09       146,592        371,496
                                    150,000         2.6        17.69     10/13/09     1,668,780      4,228,995

Robert McMullan..................    90,000         1.6         3.33     05/17/09       188,478        477,644
                                    150,000         2.6        17.69     10/13/09     1,668,780      4,228,995

------------------------

(a) Each of the options listed in the table is immediately exercisable. The shares purchasable under the options may be repurchased by the Company at the original exercise price paid per share if the optionee ceases service before vesting in such shares. The repurchase right lapses for Mr. Sennhauser's option and Mr. McMullan's option, and each officer vests as to 25% of the option shares upon completion of 12 months of service from the vesting start date; and each officer vests as to 6.25% of the option shares upon the completion of every three-month period of service over the next three years thereafter. The repurchase right lapses for Mr. Aretakis' option and he vests as to 33 1/3% of the option shares upon completion of 12 months of service from the vesting start date; he vests as to 8.33% of the option shares upon the completion of every three-month period of service over the next two years thereafter. Each of the options has a ten-year term, but the term may end earlier if the optionee ceases service with us.

(b) Based on a total of 5,806,191 option shares granted to the Company's employees under the 1996 Equity Incentive Plan, the 1999 Equity Incentive Plan, the 1999 Supplemental Stock Option Plan and the 1999 Director Stock Option Plan during 1999.

(c) The exercise price was equal to the fair market value of the Company's common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares. The exercise price may also be paid with a full recourse promissory note.

(d) The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number of shares acquired and the value realized upon the exercise of stock options during the year ended December 31, 1999 and the number and value of unexercised options for each of the Named Executive Officers.

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING         VALUE OF UNEXERCISED
                                    NUMBER OF                  UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                     SHARES                   HELD AT DECEMBER 31,    HELD AT DECEMBER 31,
                                    ACQUIRED       VALUE         1999 VESTED(B)/          1999 VESTED/
              NAME                 ON EXERCISE    REALIZED         UNVESTED(A)            UNVESTED(B)
              ----                 -----------   ----------   ---------------------   --------------------
Armando Geday....................   1,467,180    $4,187,700       60,033/348,738       1,103,407/2,221,804

Thomas Sennhauser................     303,324            --            0/0                     0/0

Nicholas Aretakis................     303,324            --            0/150,000               0/603,000

Robert McMullan..................     323,325            --            0/150,000               0/603,000

------------------------

(a) The options are immediately exercisable for all of the option shares, but any shares purchased under those options may be repurchased by the Company at the original exercise price paid per share, if the optionee ceases service with the Company before vesting in such shares. The heading "Vested" refers to shares that are no longer subject to repurchase; the heading "Unvested" refers to shares subject to repurchase as of December 31, 1999.

(b) Based on the closing price of the Company's common stock on the Nasdaq NMS on December 31, 1999 ($21.71), less the exercise price payable for such shares.

EMPLOYEE BENEFIT PLANS

    1999 EQUITY INCENTIVE PLAN. The board of directors adopted GlobeSpan's 1999 Equity Incentive Plan in March 1999, and the Company's stockholders approved the adoption of the plan in May 1999. The Company has reserved 3,000,000 shares of common stock for issuance under the 1999 Equity Incentive Plan. On May 1 in 2000, 2001 and 2002, the number of shares reserved for issuance under the 1999 Equity Incentive Plan will be increased automatically by 5.0% of the total number of shares of common stock then outstanding or, if less, by 3,000,000 shares. Under the 1999 Equity Incentive Plan, the eligible individuals are: employees, non-employee members of the board of directors and consultants. The types of awards that may be made under the 1999 Equity Incentive Plan are options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for such favorable tax treatment. With limited restrictions, if shares awarded under the 1999 Equity Incentive Plan or the 1996 Equity Incentive Plan are forfeited, then those shares will again become available for new awards under the 1999 Equity Incentive Plan.

    The Compensation Committee of the board of directors administers the 1999 Equity Incentive Plan. The Compensation Committee has complete discretion to make all decisions relating to the interpretation and operation of the 1999 Equity Incentive Plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

    The exercise price for incentive stock options granted under the 1999 Equity Incentive Plan may not be less than 100% of the fair market value of the common stock on the option grant date. The exercise price for non-qualified options granted under the 1999 Equity Incentive Plan may not be less than 85% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of common stock. The exercise price may also be paid by using a cashless exercise method, a pledge of shares to a broker or promissory note. The purchase price for newly issued restricted shares awarded under the 1999 Equity Incentive Plan may be paid in cash, by promissory note or by the rendering of past or future services.

    The Compensation Committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The Compensation Committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

    Upon certain defined events causing a change in control of GlobeSpan, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another option or award on substantially the same terms. If an optionee or other participant under this Plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested. A change in control includes:

    - A merger or consolidation of GlobeSpan after which the Company's then-current stockholders own less than 50.0% of the surviving corporation;

    - Sale of all or substantially all of the assets of GlobeSpan;

    - A proxy contest that results in replacement of more than one-third of the directors over a 24-month period; or

    - An acquisition of 50.0% or more of GlobeSpan's outstanding stock by a person other than by a person related to GlobeSpan, such as a corporation owned by the stockholders of GlobeSpan.

    If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Equity Incentive Plan shall be assumed by the surviving corporation or its parent, shall be continued by the Company if the Company were a surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

    The board of directors may amend or terminate the Company's 1999 Equity Incentive Plan at any time. If the board amends the Plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 1999 Equity Incentive Plan will continue in effect indefinitely unless the board decides to terminate the Plan earlier.

    1999 SUPPLEMENTAL STOCK OPTION PLAN. Our board of directors adopted our 1999 Supplemental Stock Option Plan in December 1999. We have reserved 6,000,000 shares of common stock for issuance under the 1999 Supplemental Stock Option Plan. Under the 1999 Supplemental Stock Option Plan, the eligible individuals are: employees and consultants, officers of GlobeSpan are not eligible for grants. Only non-qualified stock options can be granted under the 1999 Supplemental Stock Option Plan. If shares awarded under the 1999 Supplemental Stock Option Plan are forfeited, then those shares will again become available for new awards under the 1999 Supplemental Stock Option Plan.

    The Compensation Committee of our board of directors administers the 1999 Supplemental Stock Option Plan. The Compensation Committee has complete discretion to make all decisions relating to the interpretation and operation of the 1999 Supplemental Stock Option Plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

    The exercise price for options granted under the 1999 Supplemental Stock Option Plan may not be less than 25% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or in outstanding shares of common stock. The exercise price may also be paid by using a cashless exercise method, a pledge of shares to a broker or promissory note.

    The Compensation Committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The Compensation Committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

    Upon certain defined events causing a change in control of GlobeSpan, an option or other award under the 1999 Supplemental Stock Option Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another option or award on substantially the same terms. If an optionee or other participant under this plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested. A change in control includes:

    - Our merger or consolidation after which our then-current stockholders own less than 50.0% of the surviving corporation;

    - Sale of all or substantially all of our the assets;

    - A proxy contest that results in replacement of more than one-third of our directors over a 24-month period; or

    - An acquisition of 50.0% or more of our outstanding stock by a person other than by a person related to us, such as a corporation owned by our stockholders.

    If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Supplemental Stock Option Plan shall be assumed by the surviving corporation or its parent, shall be continued by us if we were a surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.

    Our board of directors may amend or terminate our 1999 Supplemental Stock Option Plan at any time. If our board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 1999 Supplemental Stock Option Plan will continue in effect indefinitely unless our board decides to terminate the plan earlier.

    EMPLOYEE STOCK PURCHASE PLAN. The board of directors adopted the Company's Employee Stock Purchase Plan in March 1999, and the Company's stockholders approved the adoption of the plan in May 1999. We have reserved 1,200,000 shares of common stock for issuance under the Employee Stock Purchase Plan. As of February 1 2000, 2001 and 2002, the number of shares reserved for issuance under the Employee Stock Purchase Plan will be increased automatically by 2.0% of the total number of shares of common stock outstanding or, if less, 1,200,000 shares. The Employee Stock Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code. Two overlapping offering periods each with a duration of 24 months will commence on February 1 and August 1 each calendar year. However, the first offering period commenced on the effective date of our initial public offering and will end on July 31, 2001. Purchases of common stock will occur on January 31 and July 31 each calendar year during an offering period. The Compensation Committee of the board of directors administers the Company's Employee Stock Purchase Plan. Each employee of GlobeSpan is eligible to participate if he or she is employed by the Company for more than 20 hours per week and for more than five months per year.

    The Employee Stock Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15.0% of the employee's cash compensation. The price of each share of common stock purchased under the Employee Stock Purchase Plan will be 85.0% of the lower of (A) the fair market value per share of common stock on the date immediately before the first date of the applicable offering period or (B) the fair market value per share of common stock on the purchase date. Employees may end their participation in the Employee Stock Purchase Plan at any time. Participation ends automatically upon termination of employment with us.

    If a change in control of GlobeSpan occurs, the Employee Stock Purchase Plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless this Plan is assumed by the surviving corporation or its parent. The board of directors may amend or terminate the Employee Stock Purchase Plan at any time. If the board of directors increases the number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan, it must seek the approval of GlobeSpan's stockholders.

    1999 DIRECTOR STOCK PLAN. The board of directors adopted the Company's 1999 Director Stock Plan in March 1999, and the Company's stockholders approved the adoption of the plan in May 1999. Under the 1999 Director Stock Plan, non-employee members of the Company's board of directors will be eligible for option grants and other awards.

    A maximum of 750,000 shares of common stock has been authorized for issuance under the 1999 Director Stock Plan. The Company may grant options to purchase shares of common stock under the 1999 Director Stock Plan. Options may only be nonstatutory stock options not designed to qualify for favorable tax treatment. With limited restrictions, if shares awarded under the 1999 Director Stock Plan are forfeited, then those shares will again become available for new awards under the 1999 Director Stock Plan.

    The exercise price for options granted under the 1999 Director Stock Plan may not be less than 100% of the fair market value of the common stock on the option grant date. Optionees may pay the exercise price in cash or in outstanding shares of common stock. Optionees may also pay the exercise price by using a cashless exercise method or a pledge of shares to a broker. Each option will have a maximum term of ten years, but will terminate earlier if the optionee ceases to be a member of the board of directors.

    The Compensation Committee may reprice options and may modify, extend or assume outstanding options. The Compensation Committee may accept the cancellation of outstanding options in return for the grant of new options. The new option may have the same or a different number of shares and the same or a different exercise price.

    Upon certain defined events causing a change in control of GlobeSpan, an option or other award granted under the 1999 Director Stock Plan will become fully exercisable and fully vested and will terminate unless the option or award is not assumed by the surviving corporation or its parent. Change in control has the same definition as under the 1999 Equity Incentive Plan.

    The 1999 Director Stock Plan grants options to non-employee directors pursuant to an automatic grant provision at defined intervals beginning on the effective date of this Plan. The 1999 Director Stock Plan grants to each person who becomes a non-employee director following the effective date of this Plan an option to purchase 30,000 shares of common stock on the date on which he or she is initially elected or appointed to the board; and each such new director will be granted another option to purchase 15,000 shares of common stock at each of the first two annual stockholders' meeting in the calendar years following the year in which he or she initially became a board member. However, a new director will not receive an option to purchase 15,000 shares of common stock if he or she resigns at that annual stockholders' meeting. At each annual stockholders' meeting following the annual meeting during which each non-employee director received the second option to purchase 15,000 shares of common stock, the 1999 Director Stock Plan grants to each continuing director an option to purchase 7,500 shares of common stock. Each initial option becomes exercisable and vested as to 50% of the shares immediately and as to 50% upon the director's completion of 12 months of service during which he or she attended at least 75% of the board meetings. Each subsequent option will be fully vested at grant.

    The board of directors may amend or modify the 1999 Director Stock Plan at any time. The 1999 Director Stock Plan will terminate in March 2009, unless the board of directors decides to terminate the plan sooner.

CHANGE OF CONTROL ARRANGEMENTS AND EMPLOYMENT AGREEMENTS

    Upon certain defined events causing a change in control of GlobeSpan, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. If an optionee or other participant under the 1999 Equity Incentive Plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested.

    Except for Mr. Geday, the Company's President and Chief Executive Officer, none of GlobeSpan's executive officers have an employment agreement with GlobeSpan, and they may resign at any time and GlobeSpan may terminate their employment at any time. GlobeSpan entered into an employment agreement with Mr. Geday, dated April 1, 1997.

    Pursuant to the employment agreement with Mr. Geday, he received an annual base salary of $225,173 in 1999. Mr. Geday is eligible to earn quarterly and two-level revenue bonuses based upon goals and revenue targets as determined by the board of directors and Mr. Geday. Under the employment agreement, we granted to Mr. Geday an option for 1,395,900 shares of the Company's common stock. If a corporate transaction occurs in which more than 50.0% of the Company's stock is transferred, then 50.0% of Mr. Geday's unvested options will become vested. If the Company is valued at more than $100.0 million in such corporate transaction, then 100% of Mr. Geday's unvested options will become vested. If the Company terminates Mr. Geday's employment without cause or he resigns for good reason, then he will be paid as severance any bonuses that have been earned by him and will continue to receive his base salary until the earlier of the date that is 12 months from his termination date or the date on which he starts comparable employment. The aggregate severance payment will not be less than $500,000 prorated for the number of months that Mr. Geday is entitled to receive his base salary as a severance benefit. In addition, if we terminate Mr. Geday without cause or he resigns for good reason, his options will become vested, as if he provided another 18 months of service following his termination date, and his vested option will have a 10-year term from the date of his employment agreement.

    Mr. McMullan, the Company's Chief Financial Officer, Vice President and Secretary, received an offer letter from the Company in which the Company promised that if a change in control occurs within 18 months after his employment start date of July 1, 1998 and Mr. McMullan is not offered a comparable position with comparable responsibilities with the acquiring entity, then any portion of his options that are not yet exercisable or vested will become fully exercisable or vested. If the change in control occurs outside of the 18-month period following his employment start date and Mr. McMullan is not offered a comparable position with comparable responsibilities with the acquiring entity, then his options vest for 50.0% of his unvested shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Epley is a current director of GlobeSpan, was Chairman of the board of directors from August 1996 to March 1999 and was CEO and President of GlobeSpan from August 1996 to April 1997. Mr. Epley is also a director of Paradyne Corporation, is Chairman of its board of directors, is a member of its compensation committee and was its CEO and President from August 1996 to April 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The compensation committee makes recommendations to the board of directors concerning the salary and cash bonus compensation for the Company's chief executive officer and determines the salary and cash bonus compensation for the Company's other executive officers and senior management. The compensation committee is mindful of the Company's commitment to being a manufacturer of telecommunications equipment and/or chips in the areas in which it operates. To realize these objectives, the Company's compensation levels must be such as to motivate and retain these individuals.

    The compensation to these executives consists of base salary and cash bonus compensation. Effective April 1, 1997 the Company entered into an employment agreement with Mr. Geday. See "Change of Control Arrangements and Employment Agreements."

    In setting the compensation level of the Company's executive officers and senior management other than Mr. Geday, the compensation committee relies upon the recommendation of Mr. Geday, the President and Chief Executive of the Company, as the person in the best position to judge the respective performances of said individuals. In this regard the compensation committee takes into consideration Mr. Geday's evaluation of the potential contributions of said individuals toward (i) increasing revenues, (ii) increasing the number of customers, (iii) the development of the Company's businesses and (iv) the successful completion of certain financial, business or strategic objectives.

    The compensation committee administers and the board of directors makes grants under the 1999 Equity Incentive Plan, the 1999 Supplemental Stock Option Plan and the Employee Stock Purchase Plan.

    The compensation committee's recommendations for compensation for fiscal 1999 were accepted by the board of directors.

                                        BY ORDER OF THE COMPENSATION COMMITTEE

                                                          James Coulter
                                                          Federico Faggin
                                                          Thomas Epley
                                                          David Stanton

                            STOCK PERFORMANCE GRAPHS

    The following graph compares the cumulative total stockholder returns, over the periods presented, on the Company's common stock, the Nasdaq Stock Market--U.S. Index and the Hambrecht & Quist Communications Components Index. The fiscal year-end values of each investment are based on share price appreciation plus reinvested dividends, and assume an initial investment of $100.

    As indicated in the charts, the market price of the Company's common stock (adjusted for stock splits) has increased from $7.50 at the time of the Company's initial public offering of common stock, to $21.71 on December 31, 1999. As of April 19, 2000, the closing price of the common stock was $69.50.

CUMULATIVE TOTAL RETURNS SINCE THE COMPANY'S INITIAL PUBLIC OFFERING

                                [PERFORMANCE GRAPH]

                                                         JUNE 23,   DECEMBER 31,
                                                           1999         1999
                                                         --------   ------------
GlobeSpan..............................................  $100.00       $153.91
Nasdaq Stock Market (U.S.).............................  $100.00       $192.55
H&Q Communications Index...............................  $100.00       $156.63

    The above report of the Compensation Committee and the stock performance graph will not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such report or graph by reference.

    ITEM 2. APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Company's Amended and Restated Certificate of Incorporation currently authorizes the issuance of one hundred million (100,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value. On April 19, 2000, the board of directors adopted a resolution proposing that the Amended and Restated Certificate of Incorporation of the Company be amended to increase the authorized number of shares of common stock to four hundred million (400,000,000), subject to stockholder approval of the amendment.

    As of April 19, 2000, the Company had approximately 63,474,032 shares of common stock outstanding and approximately 13,076,672 shares reserved for future issuance under the Company's employee stock plans, of which, currently, approximately 11,642,407 are covered by outstanding options and approximately 1,434,265 are available for grant or purchase. Based upon the foregoing number of outstanding and reserved shares of common stock, the Company currently has approximately 23,449,296 shares remaining available for other purposes.

    The board of directors has adopted a resolution proposing, approving and declaring the advisability of and amendment to Article IV of the Amended and Restated Certificate of Incorporation. The following is the text of Article IV of the Amended and Restated Certificate of Incorporation of the Company, as proposed to be amended:

        A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is four hundred ten million (410,000,000) shares. Four hundred million (400,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock, each with a par value of $0.001 per share.

        B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

    The board of directors believes that it is in the Company's best interests to increase the number of shares of common stock that GlobeSpan is authorized to issue because the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue common stock for future stock splits and stock dividends as well as other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, and to make acquisitions through the use of stock. Other than with respect to and as permitted or required under the Company's employee benefit plans and under outstanding options, warrants and other securities convertible into common stock, the board of directors has no current plans, understandings or agreements to issue additional common stock for any purposes, although the Company, at any time, may be in various stages of discussion with acquisition candidates with regard to transactions that may involve the issuance of the Company's common stock.

    The board of directors believes that the proposed increase in the authorized common stock will make available sufficient shares for use, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the board of directors.

    Under the Company's Amended and Restated Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to common stock. Thus, should the board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the board of directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share and/or voting power of current stockholders.

    The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have the effect of impeding unsolicited take-over attempts, although this is not the reason for the proposal. For example, in the event of a hostile attempt to take over control of the Company, it might be possible for the Company to endeavor to impede the attempt by assuming shares of the common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company, The amendment therefore may have the effect of discouraging unsolicited takeover attempts. The board of directors is not aware of any attempt to take control of the Company and the board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" APPROVAL OF THE AMENDMENT.

    ITEM 3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The board of directors has appointed the firm of PricewaterhouseCoopers, LLP, independent public accountants, as the auditors of the Company for the fiscal year ending December 31, 2000, subject to the approval of such appointment by stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's formation in 1996.

    If the foregoing appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the board of directors will appoint other independent accountants whose appointment for any period subsequent to the 2000 Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" RATIFYING THE APPOINTMENT OF AUDITORS DESCRIBED ABOVE.

                             ADDITIONAL INFORMATION

OTHER MATTERS

    The board of directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

STOCKHOLDER PROPOSALS

    In accordance with the Company's By-laws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof to the Secretary of the Company not less than 60 days nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Any such notice must contain certain information specified in the By-laws.

    Pursuant to applicable rules under the Securities and Exchange Act, some stockholder proposals may be eligible for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders. In order to be included, any such proposal must be received at the Company's offices at 100 Schulz Drive, Red Bank, New Jersey 07701, Attention: Secretary, not later than February 13, 2001.

                                          By Order of the Board of Directors
                                          Richard Gottuso
                                          CORPORATE SECRETARY

May 1, 2000

                                GLOBESPAN, INC.
                                     PROXY

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             Annual Meeting of Stockholders, Tuesday, June 13, 2000

    The undersigned stockholder of GLOBESPAN, INC., a Delaware corporation, hereby appoints Robert McMullan and Richard Gottuso, or any of them, voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of common stock of GlobeSpan, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey on June 13, 2000 at 10 a.m. (local time) or any adjournment thereof, in accordance with the instructions on the reverse side.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NOS. 2 AND 3. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

    TO VOTE BY MAIL, PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1, AND "FOR" PROPOSAL NOS. 2 AND 3.

1.  Election of the following Nominees as Directors:

    (1) Armando Geday

    (2) Barbara Connor

    (3) James Coulter

    (4) Dipanjan Deb

    (5) Federico Faggin

    (6) Thomas Epley

    (7) Keith Geeslin

    (8) David Stanton

    FOR ALL NOMINEES                              ABSTAIN
    (except written to the contrary below)
                      / /                           / /

    TO WITHHOLD AUTHORITY TO VOTE FOR ANY
    INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME
    ON THE SPACE PROVIDED BELOW:

    ------------------------------------

2. The proposal to approve the proposed amendment of the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock.

    FOR         AGAINST         ABSTAIN

    / /           / /             / /

3. The appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2000.

    FOR         AGAINST         ABSTAIN

    / /           / /             / /

THE PROXIES ARE AUTHORIZED TO VOTE AS THEY MAY DETERMINE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                          Date: __________________________, 2000

                                          ______________________________________

                                          ______________________________________
                                          Signature

                                          ______________________________________
                                          Signature (if held jointly)

                                          Please sign exactly as name appears
                                          above.

                                          WHEN SHARES ARE HELD IN NAME OF JOINT
                                          HOLDERS, EACH SHOULD SIGN. WHEN
                                          SIGNING AS ATTORNEY, EXECUTOR,
                                          TRUSTEE, GUARDIAN, ETC., PLEASE SO
                                          INDICATE. IF A CORPORATION, PLEASE
                                          SIGN IN FULL CORPORATE NAME BY AN
                                          AUTHORIZED OFFICER. IF A PARTNERSHIP,
                                          PLEASE SIGN IN PARTNERSHIP NAME BY AN
                                          AUTHORIZED PERSON.

--------------------------------------------------------------------------------
         DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN
                               ENCLOSED ENVELOPE.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.